                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the inclusion in this registration statement on Form S-1, filed on or about the date hereof, of our reports dated March 8, 1996, on our audits of the financial statements and financial statements schedules of Wyndham Hotel Corporation; dated February 27, 1996, on our audits of the financial statements and financial statement schedules of Garden Hotel Associates LP; dated November 7, 1996, on our audit of the financial statements of Wyndham Hotel Corporation Acquisition Hotel - The Bristol Place Hotel Toronto. We also consent to the reference to our firm under the caption "Experts."

                                        Coopers & Lybrand

Dallas, Texas
December 20, 1996